UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

ShoreTel Inc.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of Class of Securities)

825211105

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Holdings Inc. 13-3216325

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,568,352

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 7,568,352

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,568,352

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.8% (1)

12.	Type of Reporting Person (See Instructions) HC/CO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Inc. 13-2518466

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,999,278

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,999,278

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,999,278

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.7% (1)

12.	Type of Reporting Person (See Instructions) BD/CO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons LB I Group Inc. 13-2741778

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,997,757

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,997,757

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,997,757

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.7% (1)

12.	Type of Reporting Person (See Instructions) CO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Venture Associates II LLC 13-4178543

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,120,782

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 4,120,782

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,120,782

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.7% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Venture GP Partnership II L.P. 11-3670542

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 3,203,592

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 3,203,592

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,203,592

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.5% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers VC Partners 2002 L.P. 02-0682336

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 3,203,592

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 3,203,592

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,203,592

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.5% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Venture Capital Partners II, L.P. 74-3028029

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 917, 190

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 917, 190

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 917, 190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.2% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Offshore Partners Ltd. 52-2038758

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 169,231

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 169,231

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 169,231

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4% (1)

12.	Type of Reporting Person (See Instructions) CO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Offshore Partnership GP 2000/2001 L.P. N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 169,231

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 169,231

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 169,231

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

ll

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Offshore Partnership Account 2000/2001 L.P. 98-0515592

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 169,231

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 169,231

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 169,231

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers Partnership Account 2000/2001 L.P. 13-4143945

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 652,525

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 652,525

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 652,525

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.5% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman ALI Inc. 13-3695935

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,448,292

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,448,292

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,448,292

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.4% (1)

12.	Type of Reporting Person (See Instructions) CO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Property Asset Management Inc. 13-3555152

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,448,292

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,448,292

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,448,292

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.4% (1)

12.	Type of Reporting Person (See Instructions) CO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 825211105

1.	Names of Reporting Persons Lehman Brothers P.A. LLC 52-2278632

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,448,292

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,448,292

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,448,292

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.4% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)   Based on 42,622,671 shares of common stock outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

Item 1.
(a)	Name of Issuer ShoreTel Inc.
(b)	Address of Issuer’s Principal Executive Offices 960 Stewart Drive Sunnyvale, California 94085

Item 2.
(a)

Name of Person Filing
Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
LB I Group Inc.
Lehman Brothers Venture Associates II LLC
Lehman Brothers Venture GP Partnership II L.P.
Lehman Brothers VC Partners 2002 L.P.
Lehman Brothers Venture Capital Partners II, L.P.
Lehman Brothers Offshore Partners Ltd.
Lehman Brothers Offshore Partnership GP 2000/2001 L.P.
Lehman Brothers Offshore Partnership Account 2000/2001 L.P.
Lehman Brothers Partnership Account 2000/20001 L.P.
Lehman ALI Inc.
Property Asset Management Inc.
Lehman Brothers P.A. LLC

(b)

Address of Principal Business Office or, if none, Residence
Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

LB I Group Inc.
399 Park Avenue
New York, New York 10022

Lehman Brothers Venture Associates II LLC
399 Park Avenue
New York, New York 10022

Lehman Brothers Venture GP Partnership II L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers VC Partners 2002 L.P.

399 Park Avenue

New York, New York 10022

Lehman Brothers Venture Capital Partners II, L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers Offshore Partners Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda

Lehman Brothers Offshore Partnership GP 2000/2001 L.P.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda

Lehman Brothers Offshore Partnership Account 2000/2001 L.P.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda

Lehman Brothers Partnership Account 2000/2001 L.P.
399 Park Avenue
New York, New York 10022

Lehman ALI Inc.
399 Park Avenue
New York, New York 10022

Property Asset Management Inc.
399 Park Avenue
New York, New York 10022

Lehman Brothers P.A. LLC
399 Park Avenue
New York, New York 10022

(c)

Citizenship

Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware.

LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Venture Associates II LLC is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Venture GP Partnership II L.P. is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers VC Partners 2002 L.P. is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Venture Capital Partners II, L.P. is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Offshore Partners Ltd. is a corporation formed under the laws of Bermuda.

Lehman Brothers Offshore Partnership GP 2000/2001 L.P. is a limited partnership formed under the laws of Bermuda.

Lehman Brothers Offshore Partnership Account 2000/2001 L.P. is a limited partnership formed under the laws of Bermuda.

Lehman Brothers Partnership Account 2000/2001 L.P. is a limited partnership formed under the laws of the State of Delaware.

Lehman ALI Inc. is a corporation formed under the laws of the State of Delaware.

Property Asset Management Inc. is a corporation formed under the laws of the State of Delaware.

Lehman Brothers P.A. LLC is a limited liability company formed under the laws of the State of Delaware.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 825211105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Item 9 of cover pages.

	(b)	Percent of class: See Item 11 of cover pages.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote
		(ii)	Shared power to vote or to direct the vote
		(iii)	Sole power to dispose or to direct the disposition of
		(iv)	Shared power to dispose or to direct the disposition of
See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

LBI is the actual owner of 1,521 shares of Common Stock reported herein. LBI, a broker-dealer registered under Section 15 of the Act, is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Stock owned by LBI.

LB I Group is the actual owner of 1,176,001 shares of Common Stock reported herein. LB I Group is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LBI and Holdings may be deemed to be the beneficial owners of the Common Stock owned by LB I Group.

Lehman Brothers VC Partners 2002 L.P. is the actual owner of 3,203,592 shares of Common Stock reported herein. Lehman Brothers Venture GP Partnership II L.P. is the general partner of Lehman Brothers VC Partners 2002 L.P. Lehman Brothers Venture Associates II LLC is the general partner of Lehman Brothers Venture GP Partnership II L.P. and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Lehman Brothers Venture GP Partnership II L.P., Lehman Brothers Venture Associates II LLC and Holdings may be deemed to be the beneficial owners of the Common Stock owned by Lehman Brothers VC Partners 2002 L.P.

Lehman Brothers Venture Capital Partners II, L.P. is the actual owner of 917,190 shares of Common Stock reported herein. Lehman Brothers Venture Associates II LLC is the general partner of Lehman Brothers Venture Capital Partners II, L.P. and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Lehman Brothers Venture Associates II LLC and Holdings may be deemed to be the beneficial owners of the Common Stock owned by Lehman Brothers Venture Capital Partners II, L.P.

Lehman Brothers Offshore Partnership Account 2000/2001 L.P. is the actual owner of

169,231 shares of Common Stock reported herein. Lehman Brothers Offshore Partnership GP 2000/2001 L.P. is the general partner of Lehman Brothers Offshore Partnership Account 2000/2001 L.P. Lehman Brothers Offshore Partners Ltd. is the general partner of Lehman Brothers Offshore Partnership GP 2000/2001 L.P. LB I Group is the general partner of Lehman Brothers Offshore Partners Ltd. and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Lehman Brothers Offshore Partnership GP 2000/2001 L.P., Lehman Brothers Offshore Partners Ltd., LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Stock owned by Lehman Brothers Offshore Partnership Account 2000/2001 L.P.

Lehman Brothers Partnership Account 2000/2001 L.P. is the actual owner of 652,525 shares of Common Stock reported herein. LB I Group is the general partner of Lehman Brothers Partnership Account 2000/2001 L.P. and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Stock owned by Lehman Brothers Partnership Account 2000/2001 L.P.

Lehman Brothers P.A. LLC is the actual owner of 1,448,292 shares of Common Stock reported herein. Lehman Brothers P.A. LLC is wholly-owned by Property Asset Management Inc. which is wholly-owned by Lehman ALI Inc. which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Property Asset Management Inc., Lehman ALI Inc and Holdings may be deemed to be the beneficial owners of the Common Stock owned by Lehman Brothers P.A. LLC.

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification

☐

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VENTURE ASSOCIATES II LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VENTURE GP PARTNERSHIP II L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VC PARTNERS 2002 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VENTURE CAPITAL PARTNERS II, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS ACCOUNT 2000/2001 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN ALI INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

PROPERTY ASSET MANAGEMENT INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS P.A. LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VENTURE ASSOCIATES II LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VENTURE GP PARTNERSHIP II L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VC PARTNERS 2002 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS VENTURE CAPITAL PARTNERS II, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS ACCOUNT 2000/2001 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001 L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN ALI INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

PROPERTY ASSET MANAGEMENT INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS P.A. LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory